AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC
SUPPLEMENT NO. 3, DATED JUNE 1, 2012,
TO THE PROSPECTUS, DATED APRIL 27, 2012

Monthly Pricing Supplement
(unaudited)

On June 1, 2012, our net asset value (“NAV”) per institutional share is $9.109 and our NAV per retail share is $9.152.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of May 1, 2012:	$6,394,313.80

Net Assets as of June 1, 2012:
Real Estate Properties, at Fair Value	$25,315,005.96
Non-Real Estate Assets (1)
Cash and Cash Equivalents	1,664,826.06
Prepaid Organizational and Other Costs	3,783,802.12
Total Net Assets	30,763,634.14
Liabilities
Financing	21,368,171.78
Deferred Revenue	122,476.28
Other Liabilities (1)	2,791,266.27
Total liabilities	24,281,914.33
Net Asset Value	$6,481,719.81

(1)	As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining Net Asset Value. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

Monthly Adjustment and Calculation of NAV

Institutional Shares
NAV
Net Asset Value for Institutional shares as of May 1, 2012:	$3,935,961.34 ($9.106)
Share Purchases and Redemptions for the month of June 2012:
Share Purchases	30,028.47
Share Redemptions	-
Activity for the month of June 2012: (2)
Accrual of Portfolio Revenue	98,550.24
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(95,409.33)
Accrual of Organizational and Offering Expenses	(1,677.88)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to May 1, 2012	-
Ending NAV on June 1, 2012 (per institutional share)	$3,967,452.84 ($9.109)

Retail Shares
NAV
Net Asset Value for Retail shares as of May 1, 2012:	$2,458,352.46 ($9.149)
Share Purchases and Redemptions for the month of June 2012:
Share Purchases	55,091.17
Share Redemptions	-
Activity for the month of June 2012: (2)
Accrual of Portfolio Revenue	62,135.61
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(60,148.68)
Accrual of Organizational and Offering Expenses	(1,163.61)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to May 1, 2012	-
Ending NAV on June 1, 2012 (per retail share)	$2,514,266.95 ($9.152)

(2)	The beginning NAV and the monthly activity for May 2012 have been allocated between the institutional shares and the retail shares in proportion to the NAV of the institutional shares and the retail shares on the corresponding NAV date.

(3)	Other Expenses, consist of all of our operating and administrative expenses, other than asset management fees and organizational and offering expenses.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

 Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
May 2, 2012	$ 9.106	$ 9.149
May 3, 2012	$ 9.106	$ 9.149
May 4, 2012	$ 9.106	$ 9.149
May 7, 2012	$ 9.106	$ 9.149
May 8, 2012	$ 9.106	$ 9.149
May 9, 2012	$ 9.106	$ 9.149
May 10, 2012	$ 9.107	$ 9.150
May 11, 2012	$ 9.107	$ 9.150
May 14, 2012	$ 9.107	$ 9.150
May 15, 2012	$ 9.107	$ 9.150
May 16, 2012	$ 9.107	$ 9.150
May 17, 2012	$ 9.107	$ 9.150
May 18, 2012	$ 9.108	$ 9.150
May 21, 2012	$ 9.108	$ 9.151
May 22, 2012	$ 9.108	$ 9.151
May 23, 2012	$ 9.108	$ 9.151
May 24, 2012	$ 9.108	$ 9.151
May 25, 2012	$ 9.108	$ 9.151
May 29, 2012	$ 9.109	$ 9.152
May 30, 2012	$ 9.109	$ 9.152
May 31, 2012	$ 9.109	$ 9.152
June 1, 2012	$ 9.109	$ 9.152